Exhibit 99.1

[LOGO APPEARS HERE]

NEWS RELEASE	November 10, 2003

For additional information, contact:

Lisa F. Campbell, NCB SVP and CFO—910-892-7080

T. Glenn Chitty, NCB SVP and Goldsboro City Executive—919-222-4577

John Q. Shaw, NCB President and CEO—910-892-7080

NEW CENTURY BANK OFFICE TO OPEN IN GOLDSBORO

Goldsboro banker T. Glenn Chitty to serve as city executive.

Dunn, NC . . . New Century Bank will open an office in Goldsboro, NC before year end, announced John Q. Shaw, president and CEO for New Century. Long-time Goldsboro banker T. Glenn Chitty will serve as senior vice president and city executive for the bank in Goldsboro. Chitty is being joined at New Century by fellow bankers Mike DeGrechie, Michelle Tillman, Rochelle Hobbs, Brenda Barwick, and Lisa Scott.

“Everyone at New Century is excited about the opportunity to open an office in Goldsboro with such an exceptional staff,” Shaw said. “These bankers know the Goldsboro community, having more than 100 years of experience serving the banking needs of people in the Goldsboro market. We look forward to offering them the support they need to grow the bank and to offer community bank service to their customers and others.”

Chitty said, “New Century offers the model of what we want to offer to our customers – great service, local decision-making, and the products and services our customers need. Our entire staff believes this is a great opportunity for us and for our customers. In the coming weeks, we will make preparations for opening the office, which is planned for mid-December.”

The New Century Bank office in Goldsboro will be located at 405 Spence Avenue, across from Crawford-Norwood Realty.

New Century Bank, a subsidiary of New Century Bancorp, a community bank headquartered in Dunn, NC, with offices in Clinton, NC; Dunn, NC; and Fayetteville, NC. New Century currently serves Harnett, Johnston, Sampson and Cumberland counties.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board                             www.newcenturybanknc.com

The information as of and for the quarter and nine months ended September 30, 2003 as presented is unaudited. This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations. When we use any of the words “believes,” “expects,” “anticipates,” or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of the combined company. This could cause results or performance to differ materially from those expressed in our forward-looking statements.